                                                  Exhibit E.5








                      ARTHUR ANDERSEN LLP






                      OSP FINANCE COMPANY

                      FINANCIAL STATEMENTS
                AS OF DECEMBER 31, 1996 AND 1995
                 TOGETHER WITH AUDITORS' REPORT

                      ARTHUR ANDERSEN LLP



            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders and the Board of Directors of OSP Finance Company:

We have audited the accompanying balance sheets of OSP Finance Company (a Delaware corporation) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OSP Finance Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


s/Arthur Andersen LLP

Boston, Massachusetts
March 17, 1997

                              OSP FINANCE COMPANY

                  BALANCE SHEETS - DECEMBER 31, 1996 AND 1995

                             (DOLLARS IN THOUSANDS)

                                     ASSETS
                                                               1996       1995
                                                               ----       ----
CURRENT ASSETS:
   Loans receivable from stockholders-
     Ocean State Power                                        $  5,998  $  5,998
     Ocean State Power II                                        5,141     5,141
   Interest receivable from stockholders-
     Ocean State Power                                             275       292
     Ocean State Power II                                          235       250
                                                              --------  --------
         Total current assets                                   11,649    11,681
                                                              --------  --------

LOANS RECEIVABLE FROM STOCKHOLDERS-NONCURRENT (Note 2):
   Ocean State Power                                            80,009    86,007
   Ocean State Power II                                         68,579    73,720
                                                              --------  --------

   Total loans receivable-noncurrent                           148,588   159,727
                                                              --------  --------
                                                              $160,237  $171,408
                                                              ========  ========
                      Liabilities and Stockholders' Equity

CURRENT LIABILITIES:
   Current maturities of senior notes (Note 2)                 $11,139   $11,139
   Accrued interest                                                510       542
                                                              --------  --------
   Total current liabilities                                    11,649    11,681

SENIOR NOTES, EXCLUDING CURRENT MATURITIES (Note 2)            148,588   159,727
                                                              --------  --------
   Total liabilities                                           160,237   171,408
                                                              --------  --------
STOCKHOLDERS' EQUITY:
   Common stock, $1.00 par value-
     Authorized-1,000 shares
     Issued and outstanding-20 shares                                -         -
   Additional paid-in capital                                        1         1
   Accumulated deficit                                              (1)       (1)
                                                              --------  --------
   Total stockholders' equity                                        -         -
                                                              --------  --------
                                                              $160,237  $171,408
                                                              ========  ========
The accompanying notes are an integral part of these financial statements.

                              OSP Finance Company

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                             (DOLLARS IN THOUSANDS)

                                                               1996      1995

INCOME:
   Interest from Ocean State Power                             $ 6,797   $ 7,194
   Interest from Ocean State Power II                            5,826     6,166
                                                               -------   -------

     Total income                                               12,623    13,360

INTEREST EXPENSE:
   Senior notes due 2002                                         4,614     5,374
   Senior notes due 2006                                         3,247     3,238
   Senior notes due 2011                                         4,762     4,748
                                                               -------   -------
     Total interest expense                                     12,623    13,360
                                                               -------   -------

     Net income                                                $     -   $     -
                                                               =======   =======

The accompanying notes are an integral part of these financial statements.


                                       OSP FINANCE COMPANY

                                STATEMENTS OF STOCKHOLDERS' EQUITY
                          FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                      (DOLLARS IN THOUSANDS)


                                                       Additional                          Total
                                         Common         Paid-in         Accumulated    Stockholders'
                                         Stock          Capital           Deficit         Equity

BALANCE, DECEMBER 31, 1994        $    -         $    1        $   (1)            $    -

  Net income                           -              -              -                 -
                                 -------        -------        -------           -------

BALANCE, DECEMBER 31, 1995             -              1            (1)                 -

  Net income                           -              -              -                 -

                                 -------        -------        -------           -------
BALANCE, DECEMBER 31, 1996        $    -         $    1         $  (1)            $    -
                                 =======        =======        =======           =======




              The accompanying notes are an integral part of these financial statements.

                      OSP FINANCE COMPANY

                    STATEMENTS OF CASH FLOWS
         FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                     (DOLLARS IN THOUSANDS)
                                                1996        1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                          $     -    $     -
  Adjustments to reconcile net income
  to net cash provided by operating
  activities -
  Changes in operating assets and
  liabilities-
   Interest receivable                                     32         71
   Accrued interest                                       (32)            (71)
                                                     --------   --------
     Net cash provided by operating
     activities                                             -          -
                                                     --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Repayment of loans by stockholders                   11,139     11,139
                                                     --------   --------
     Net cash provided by investing
     activities                                        11,139     11,139
                                                     --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of senior notes                           (11,139)        (11,139)
                                                     --------   --------
     Net cash used for financing
     activities                                       (11,139)        (11,139)
                                                     --------   --------

NET INCREASE IN CASH                                        -          -

CASH, BEGINNING OF PERIOD                                   -          -
                                                     --------   --------
CASH, END OF PERIOD                                  $      -   $      -
                                                     ========   ========
CASH PAID FOR INTEREST                               $ 12,655   $ 13,431
                                                     ========   ========

The accompanying notes are an integral part of these financial statements.

                      OSP FINANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996


(1)  ORGANIZATION AND BUSINESS

     OSP Finance Company (the Company) was incorporated in July
     1992 as a finance affiliate of Ocean State Power (OSP) and Ocean State Power II (OSP II). OSP and OSP II (the
     Partnerships) each own 50% of the Company's common stock.

     The Company's single purpose is to provide long-term debt financing for the Partnerships. Upon receipt of the senior note proceeds, as discussed in Note 2, the Company loaned the proceeds to the Partnerships. The costs associated with the refinancing were paid by the Partnerships. The interest and repayment terms of the loans receivable are the same as the senior notes. The Company does not expect to recognize any significant income(loss) for financial reporting or income tax purposes.

     The Partnerships were formed to construct, own and operate two combined-cycle electric generating plants located in Burrillville, Rhode Island. Each plant's average net capacity is approximately 250 megawatts, and each is fired by natural gas purchased under firm 20-year gas purchase contracts. OSP commenced commercial operations on December 31, 1990, and OSP II commenced commercial operations on October 1, 1991. Each plant's capacity and energy output is being sold under 20-year take-or-pay unit power agreements to three investor-owned utilities located in Massachusetts and Rhode Island.

(2)  SENIOR NOTES

     On October 19, 1992, the Company issued senior notes in three tranches with fixed interest rates and varying maturity dates. The senior notes were purchased by various institutional investors. A detail of the senior notes outstanding at December 31, 1996 is as follows:

                                     OSP       OSP II     Total
     6.96% Series A notes due
        June 15, 2002                $32,699   $28,028    $60,727
     7.92% Series B notes due
        February 15, 2006            22,077    18,923     41,000
     8.21% Series C notes due
        September 15, 2011           31,231    26,769     58,000
                                             -------    -------    -------
       Total senior notes payable             86,007     73,720    159,727

     Less Current maturities                   5,998      5,141     11,139
                                             -------    -------    -------
       Senior notes payable, excluding
       current maturities                    $80,009    $68,579   $148,588
                                             =======    =======    =======

                      OSP FINANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996
                          (Continued)

(2)  SENIOR NOTES (Continued)

     The fair value of the Company's senior notes at December 31, 1996, estimated based on currently quoted market prices for similar types of borrowing arrangements, is $170,281,000.

     The Partnerships are guarantors of the senior note agreement on a joint and several basis. The senior notes are collateralized by assignment of the rights and interest in all OSP and OSP II's unit power agreements and all resulting proceeds, with the exception, however, of revenues under the unit power agreements that are attributable to domestic gas transportation, on which the domestic gas transporter has a first lien.

     The senior note agreement contains certain covenants, including restrictions on the creation of liens, sale of assets, amendment of agreements and the incurrence of additional indebtedness.

     The senior notes mature at $11,139,000 per year, $5,998,000 for OSP and $5,141,000 for OSP II, over the life of the senior notes.